Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S-1 (No. 333-214486), S-3 (No. 333-192449) and Form S-8 (No.333-189898) of our report dated June 29, 2017 on our audits of the consolidated financial statements as of March 31, 2017 and 2016 and for each of the years in the two-year period ended March 31, 2017, which report is included in this Annual Report on Form 10-K to be filed on or about June 29, 2017.

/s/ EISNERAMPER LLP

New York, New York
June 29, 2017